Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-219765 and 333-207845) on Form S-3 (the “Form S-3”) and Registration Statements (Nos. 333-216586, 333-210013, 333-204178, and 333-194949), on Form S-8 of Aravive, Inc. (formerly known as Versartis, Inc.) (the “Company”) of our report dated August 3, 2018, relating to the financial statements of Aravive Biologics, Inc., which appears in the registration statement on Form S-4/A of Versartis, Inc. (No. 333-226594) filed with the Securities and Exchange Commission on September 4, 2018, which is incorporated by reference in this Form 8-K.

/s/ BDO USA, LLP

Raleigh, North Carolina

October 16, 2018